Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

Arrive AI Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	common stock, par value $0.0002 per share	Rule 457(c)	8,125,779	$8.94	$72,644,464.26	$0.00015310	$11,121.87
	Total Offering Amount					$72,644,464.26		$11,121.87
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$11,121.87

(1)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($9.71) and low ($8.17) sale price of a common share as reported on The Nasdaq Stock Market LLC on June 11, 2025, which date is within five business days prior to filing this registration statement.